Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated November 27, 2019, relating to the consolidated financial statements and financial statement schedules of The Scotts Miracle-Gro Company and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of the new accounting guidance in ASU 2017-04 Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment and ASU 2014-09 Revenue from Contracts with Customers (Topic 606)), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2019. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio
December 20, 2019